Exhibit 99.1
American Oil & Gas Reports 1ST Quarter 2006 Results
     DENVER, May 22, 2006 — American Oil and Gas, Inc. (AMEX: AEZ) today announced net income of $2,236,354 (six cents per share, basic and diluted), for the quarter ended March 31, 2006, as compared to net income of $60,818 ($0.00 per share, basic and diluted), for the quarter ended March 31, 2005. Included in net income for 2006 is a gain of $4,254,854 ($2,565,677, net of tax) from the sale of American’s Big Sky project, which was sold on March 31, 2006 for a contract price of $11.5 million. During the quarter ended March 31, 2006, the Big Sky project accounted for approximately 95% of American’s oil and natural gas production revenues and approximately 88% of its proved oil and natural gas reserves.
     During the quarter ended March 31, 2006, American sold 24,933 barrels of oil at an average price of $54.96, resulting in oil revenues of $1,370,416, and sold 23,038 Mcf of natural gas at an average price of $8.70 per Mcf, resulting in natural gas revenues of $200,236. During the quarter ended March 31, 2005, American sold 13,726 barrels of oil at an average price of $45.59, resulting in oil revenues of $625,737, and sold 10,069 Mcf of natural gas at an average price of $6.06 per Mcf, resulting in natural gas revenues of $60,990.
     American’s general and administrative expenses were $1,072,570 and $466,707 for the quarters ended March 31, 2006 and 2005, respectively. The increase in the current quarter is primarily attributable to a non-cash charge of $498,360 for the estimated value of employee stock options resulting from our adoption of FAS 123(R) Share-Based Payments in accordance with generally accepted accounting principals. The increase is also attributable to salaries and related expenses of approximately $208,000
     At March 31, 2006, American had $13.1 million of working capital, $35.2 million of total assets, $2.3 million of current liabilities, long-term portion of deferred income taxes of $1.5 million and stockholders’ equity of $31.2 million. There are currently 36,687,134 common shares and 250,000 series AA convertible preferred shares outstanding.
     Operationally, American currently expects to commence drilling the first of two additional wells at its Fetter project in late June 2006, after the drilling rig scheduled to move onto the project completes the second of a two well prior commitment. American also currently expects drilling operations to commence at its Krejci and Goliath projects, subject to rig availability, in mid-summer 2006. In addition, American has sold its interest in the Bear Creek project, located in the Big Horn Basin of Montana, to GSL Energy Corporation and received a convertible note in the amount of $1,080,000. The note calls for a 14% annual interest payment and is convertible into 2,106,000 shares of GSL restricted common stock.

Selected Financial and
Operating Data	Fiscal Year Ended
	3/31/06	3/31/05
FINANCIAL RECAP:
Oil and natural gas revenues	$1,570,852	$686,727
Gain on sale of oil and gas properties, net of tax	$2,565,677	$—
Net income attributable to common stockholders	$2,236,354	$60,818
Net income per common share—basic	$0.06	$—
Net income per common share—diluted	$0.06	$—
OPERATING DATA:
Net oil production (Bbl)	24,933	13,726
Oil revenues	$1,370,416	$625,737
Average oil price per Bbl	$54.96	$45.59
Net natural gas production (Mcf)	23,038	10,069
Natural gas revenues	$200,236	$60,990
Average natural gas price per Mcf	$8.70	$6.06
Barrels of oil equivalent produced (“BOE”)	28,773	15,404
Lease operating and production taxes	$101,191	$37,103
LOE and production taxes per BOE	$3.52	$2.41
Depreciation, depletion and amortization—oil and natural gas properties	$500,899	$141,022
DD&A per BOE	$17.41	$9.15
General and administrative expenses	$1,072,570	$466,707
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale if its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”